EXHIBIT 3.7.2


                            CERTIFICATE OF FORMATION

                                       OF

                            FOAMEX CARPET CUSHION LLC


     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

     FIRST: The name of the limited liability company (hereinafter called the "Limited Liability Company") is Foamex Carpet Cushion LLC.

     SECOND: The address of the initial registered office of the Limited Liability Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware.

     THIRD: The name of the initial registered agent upon whom process against the Limited Liability Company may be served is Corporation Service Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the day of March, 2002.



                                          By:  /s/ George L. Karpinski
                                               ---------------------------
                                          Name:   George L. Karpinski
                                          Title:  Vice President